Exhibit 99.1

Grace News

Media Relations:	Investor Relations:
Greg Euston	Mark Sutherland
T +1 404.775.0285	T +1 410.531.4590
E greg@mcgraweuston.com	E mark.sutherland@grace.com

JANICE HENRY JOINS GRACE’S BOARD OF DIRECTORS

COLUMBIA, MARYLAND — January 19, 2012 — W. R. Grace & Co. (NYSE: GRA) today announced the election of Janice K. Henry to its Board of Directors. Henry’s election, which is effective immediately, increases the size of the Board to 10 directors.

Henry, 60, most recently served as Senior Vice President of Martin Marietta Materials, Inc., a producer of construction aggregates, until her retirement in June 2006. Since her retirement, she has served on several boards, and currently is a director of Cliffs Natural Resources Inc.

Over the course of Henry’s career, she held numerous positions in financial leadership including serving as Chief Financial Officer and Treasurer at Martin Marietta Material, Inc., and numerous other financial and accounting positions at Martin Marietta Corporation (now Lockheed Martin Corporation).

“Janice’s business and financial experience, including acquisitions and capital structuring, is compelling,” said Fred Festa, Grace’s Chairman and CEO.  “Her strategic guidance and perspective will be valuable to our board and leadership team.”

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About Grace

Grace is a leading global supplier of catalysts and other products to petroleum refiners; catalysts for the manufacture of plastics; silica-based engineered and specialty materials for a wide range of industrial applications; sealants and coatings for food and beverage packaging, and specialty chemicals, additives and building materials for commercial and residential construction. Founded in 1854, Grace has operations in over 40 countries. For more information, visit Grace’s web site at www.grace.com.

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